SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 31)*

                             Icahn Enterprises L.P.
                                (Name of Issuer)

            Depositary Units Representing Limited Partner Interests
                         (Title of Class of Securities)

                                  029169 10 9
                                 (CUSIP Number)

                                Keith Schaitkin
                             Deputy General Counsel
                             Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4300
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 March 31, 2010
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Arnos Sub Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)     /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      2,622,745

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      2,622,745

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,622,745

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.13%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
     Barberry Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      2,447,786

8   SHARED VOTING POWER
      6,392,315

9   SOLE DISPOSITIVE POWER
      2,447,786

10  SHARED DISPOSITIVE POWER
      6,392,315

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8,840,101

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      10.55%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Caboose Holding LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS
      2(d) or 2(e)     /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      2,106,228

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      2,106,228

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,106,228

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.51%

14  TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME  OF  REPORTING  PERSON
      CCI  Offshore  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      1,706,723

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      1,706,723

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      1,706,723

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      2.04%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME  OF  REPORTING  PERSON
      CCI  Onshore  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      3,515,515

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      3,515,515

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      3,515,515

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.20%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Gascon Partners

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      11,892,167

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      11,892,167

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,892,167

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      14.20%

14  TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME  OF  REPORTING  PERSON
      High  Coast  Limited  Partnership

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      41,060,337

8   SHARED  VOTING  POWER
      3,515,515

9   SOLE  DISPOSITIVE  POWER
      41,060,337

10  SHARED  DISPOSITIVE  POWER
      3,515,515

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      44,575,852

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      53.22%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Highcrest Investors Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      3,866,379

8   SHARED VOTING POWER
      2,622,745

9   SOLE DISPOSITIVE POWER
      3,866,379

10  SHARED DISPOSITIVE POWER
      2,622,745

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,489,124

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.75%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1  NAME  OF  REPORTING  PERSON
     Icahn  Management  LP

2  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a) /x/
     (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      3,410,441

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      3,410,441

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      3,410,441

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.07%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME  OF  REPORTING  PERSON
      Modal  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      428,752

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      428,752

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      428,752

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.52%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Thornwood Associates Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)     /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      4,286,087

8   SHARED VOTING POWER
      0

9   SOLE DISPOSITIVE POWER
      4,286,087

10  SHARED DISPOSITIVE POWER
      0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,286,087

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.12%

14  TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Arnos Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      2,622,745

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      2,622,745

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,622,745

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.13%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Unicorn Associates Corporation

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      2,622,745

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      2,622,745

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,622,745

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.13%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      ACF Industries Holding Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      2,622,745

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      2,622,745

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,622,745

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN  SHARES   / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.13%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Buffalo Investors Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      6,489,124

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      6,489,124

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,489,124

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.75%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Starfire Holding Corporation

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      6,489,124

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      6,489,124

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,489,124

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN  SHARES   / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.75%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1   NAME  OF  REPORTING  PERSON
      Odysseus  Holding  Corp.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) /x/
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      Not  applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)      /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      1,706,723

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      1,706,723

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      1,706,723

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      2.04%

14  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Little Meadow Corp.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS
      2(d) or 2(e)     /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      56,468,019

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      56,468,019

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      56,468,019

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      67.42%

14  TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      CCI Manager LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS
      2(d) or 2(e)      /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      3,410,441

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      3,410,441

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,410,441

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.07%

14  TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1   NAME OF REPORTING PERSON
      Carl C. Icahn

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) /x/
      (b) / /

3   SEC USE ONLY

4   SOURCE OF FUNDS
      Not applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)     /  /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE VOTING POWER
      0

8   SHARED VOTING POWER
      77,343,160

9   SOLE DISPOSITIVE POWER
      0

10  SHARED DISPOSITIVE POWER
      77,343,160

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      77,343,160

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      92.34%

14  TYPE OF REPORTING PERSON
      IN

                        SCHEDULE 13D - Amendment No. 31

Item 1. Security and Issuer

The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on September 24, 1990, as previously amended (the "Initial 13D"), is hereby further amended to furnish the additional information set forth in this Amendment No. 31 to the Initial 13D. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D. This filing relates to the depositary units of the Issuer, Icahn Enterprises L.P., a Delaware Limited Partnership (the "Depositary Units"). The address of the principal executive office of the Issuer is 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Item 4. Purpose of Transaction

Item  4  of  the Initial 13D is hereby amended by the addition of the following:

On March 31, 2010, the Issuer redeemed all outstanding Preferred Units in accordance with the terms of its partnership agreement at a redemption price equal to $10.50 per Preferred Unit. The redemption price was paid in Depositary Units, which were valued at the average price at which the Depositary Units traded on the New York Stock Exchange over the 20-day period immediately preceding the redemption date. In connection with the redemption, High Coast received, in respect of the 11,360,173 Preferred Units it held on the redemption date, 2,550,501 Depositary Units.

Item 5. Interest in Securities of the Issuer

Items 5(a) and 5(b) of the Initial 13D are hereby amended and restated as follows:

(a) After taking the transaction described in Item 4 into account, the Reporting Persons may be deemed to beneficially own, in the aggregate, 77,343,160 Depositary Units, representing approximately 92.34% of the Issuer's outstanding Depositary Units (based upon: (i) the 80,807,829 Depositary Units stated to be outstanding as of March 2, 2010 by the Issuer in the Issuer's Form 10-K filing filed with the Securities and Exchange Commission on March 3, 2010; and (ii) the 2,947,176 Depositary Units issued in connection with the redemption of the Preferred Units, as described in Item 4).

(b) Arnos Sub has sole voting power and sole dispositive power with respect to 2,622,745 Depositary Units, representing approximately 3.13% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Arnos, Unicorn, ACF Holding, Highcrest, Buffalo, Starfire and Mr. Icahn (by virtue of their relationships to Arnos Sub) may be deemed to indirectly beneficially own the Depositary Units which Arnos Sub owns. Each of Arnos, Unicorn, ACF Holding, Highcrest, Buffalo, Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Barberry has sole voting power and sole dispositive power with respect to 2,447,786 Depositary Units, representing approximately 2.92% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Barberry) may be deemed to indirectly beneficially own the Depositary Units which Barberry owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Caboose has sole voting power and sole dispositive power with respect to 2,106,228 Depositary Units, representing approximately 2.51% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Caboose) may be deemed to indirectly beneficially own the Depositary Units which Caboose owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Offshore has sole voting power and sole dispositive power with respect to 1,706,723 Depositary Units, representing approximately 2.04% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Odysseus and Mr. Icahn (by virtue of their relationships to CCI Offshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Offshore owns. Each of Odysseus and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Onshore has sole voting power and sole dispositive power with respect to 3,515,515 Depositary Units, representing approximately 4.20% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of High Coast, Little Meadow and Mr. Icahn (by virtue of their relationships to CCI Onshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Onshore owns. Each of High Coast, Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Gascon has sole voting power and sole dispositive power with respect to 11,892,167 Depositary Units, representing approximately 14.20% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to Gascon) may be deemed to indirectly beneficially own the Depositary Units which Gascon owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

High Coast has sole voting power and sole dispositive power with respect to 41,060,337 Depositary Units, representing approximately 49.02% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to High Coast) may be deemed to indirectly beneficially own the Depositary Units which High Coast owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Highcrest has sole voting power and sole dispositive power with respect to 3,866,379 Depositary Units, representing approximately 4.62% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Buffalo, Starfire and Mr. Icahn (by virtue of their relationships to Highcrest) may be deemed to indirectly beneficially own the Depositary Units which Highcrest owns. Each of Buffalo, Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Icahn Management has sole voting power and sole dispositive power with respect to 3,410,441 Depositary Units, representing approximately 4.07% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of CCI Manager and Mr. Icahn (by virtue of their relationships to Icahn Management) may be deemed to indirectly beneficially own the Depositary Units which Icahn Management owns. Each of CCI Manager and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Modal has sole voting power and sole dispositive power with respect to 428,752 Depositary Units, representing approximately 0.51% of the Issuer's outstanding
Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Modal) may be deemed to indirectly beneficially own the Depositary Units which Modal owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Thornwood has sole voting power and sole dispositive power with respect to 4,286,087 Depositary Units, representing approximately 5.12% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Thornwood) may be deemed to indirectly beneficially own the Depositary Units which Thornwood owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the depositary units representing limited partner interests in Icahn Enterprises L.P., a Delaware limited partnership, is true, complete and correct.

Dated: April 1, 2010

ACF INDUSTRIES HOLDING CORP.

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title:  Vice  President

ARNOS  CORP.

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title: Authorized Signatory

ARNOS  SUB  CORP.

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title: Authorized President

BARBERRY CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

BUFFALO INVESTORS CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: President and Treasurer

CABOOSE  HOLDING  LLC

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title:  Treasurer

CCI  MANAGER  LLC

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

CCI  OFFSHORE  LLC
By:  Odysseus  Holding  Corp.,  its  sole  member

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

CCI  ONSHORE  LLC
By:  High  Coast  Limited  Partnership,  its  sole  member
By:  Little  Meadow  Corp.,  its  general  partner

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory

GASCON PARTNERS
By: Little Meadow Corp.
Its: Managing General Partner

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title:  Authorized  Signatory

HIGH COAST LIMITED PARTNERSHIP
By: Little Meadow Corp.
Its: General Partner

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

HIGHCREST INVESTORS CORP.

By: /s/ Keith Cozza
    ---------------
    Name: Keith Cozza
    Title: Vice President

ICAHN  MANAGEMENT  LP

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title: Authorized Signatory

LITTLE MEADOW CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

MODAL  LLC

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name: Edward E. Mattner
     Title: Vice President

ODYSSEUS HOLDING CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

STARFIRE HOLDING CORPORATION

By: /s/ Keith Cozza
    ----------------
    Name: Keith Cozza
    Title: Authorized Signatory

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
By:  Barberry  Corp.,  its  general  partner

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: Authorized Signatory

UNICORN ASSOCIATES CORPORATION

By: /s/ Edward E. Mattner
    ---------------------
    Name: Edward E. Mattner
    Title: President and Treasurer




/s/ Carl C. Icahn
-----------------
CARL C. ICAHN




     [Signature Page for Amendment No. 31 to Icahn Enterprises Schedule 13D
                       re Redemption of Preferred Units]